Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
The 3DO Company:

We hereby consent to incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-80309, 333-72190, 333-75934 and 333-53576) and on Forms S-8 (Nos. 333-52004 and 333-84758) of The 3DO Company of our report dated May 10, 2002 relating to the consolidated financial statements which appear in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS, LLP

San Jose, California
June 28, 2002